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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 25, 2002

THE AES CORPORATION
(exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation)	0-19281 (Commission File No.)	54-1163725 (IRS Employer ID No.)

1001 North 19th Street, Suite 2000
Arlington, Virginia 22209
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:
 (703) 522-1315

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

Item 9. Regulation FD Disclosure

        On July 25, 2002, The AES Corporation issued its press release for the second quarter of 2002, which is presented below.

FOR IMMEDIATE RELEASE

AES REPORTS SECOND QUARTER EARNINGS FROM RECURRING OPERATIONS OF $0.26 PER SHARE AND LATEST TWELVE MONTH PARENT COMPANY OPERATING CASH FLOW OF $1.3 BILLION

Company Makes Progress Towards Strengthening Balance Sheet
and Improving Liquidity

Net Loss of $(.22) Per Share for the Quarter After Discontinued Operations and Cumulative Effect of
Accounting Change and Other Charges

        ARLINGTON, VA, July 25, 2002—The AES Corporation (NYSE: AES) reported earnings from recurring operations of $142 million, or 26 cents per share, for the second quarter ended June 30, 2002, down 22% from $181 million, or 33 cents per share, in the year earlier quarter. Earnings from recurring operations for the six months ended June 30, 2002, were $317 million, or 59 cents per share, down 22% from $405 million, or 75 cents per share, for the six months ended June 30, 2001.

        Parent operating cash flow was $1.3 billion for the twelve months ended June 30, 2002 and $263 million for the second quarter of 2002. Parent company liquidity at June 30, 2002, stood at $359 million and the total consolidated balance of cash and cash equivalents was approximately $1.3 billion at that date.

        "We are pleased with this quarter's operating results and our demonstrated cash flow," said President and Chief Executive Officer, Paul Hanrahan. "In addition to nearly $800 million of asset sales this year, we remain optimistic about our ability to generate up to an additional $1 billion from asset sales in the next 18 months. Our liquidity expectations continue to improve and we are confident in our ability to perform in this area. However, the economic and political environment in South America continues to worsen and that will clearly have an impact on our earnings for the remainder of the year."

Balance Sheet Strengthening

        Mr. Hanrahan noted that AES is on target with a number of initiatives to strengthen its balance sheet. AES has previously announced agreements to sell two subsidiaries, CILCORP in Illinois and AES NewEnergy. "We are on schedule at the parent to realize over $500 million in cash from the CILCORP sale by the first quarter of 2003, and approximately $240 million by the fourth quarter of 2002 from the sale of NewEnergy," he said.

        AES further strengthened its balance sheet in the second quarter by completing non-recourse debt financings of $215 million associated with AES Puerto Rico and $45 million associated with the AES Kilroot power plant in Northern Ireland. Proceeds from both of those financings contributed to improved corporate liquidity. "The predictable revenue streams at these contract generation businesses, similar to a significant portion of our operating portfolio, made it possible to obtain attractive long-term financing that does not require parent company credit support," said Barry Sharp, Chief Financial Officer.

Brazil Developments

        AES also stated that Eletropaulo, in Sao Paulo, Brazil, has begun a process to rollover its operating company debt that comes due in the second half of 2002. These financings must be rolled over due to delays in receipt of loans from Banco Nacional de Desenvolvimento Econômico e Social

(BNDES) associated with the rationing agreement signed on July 4, 2002 and the current lack of available financing in the Brazilian market.

        Mr. Hanrahan stated, "Given the uncertain regulatory environment in Brazil, we are not willing to inject more capital into our Brazilian businesses. Fundamental market and industry reforms need to be made in Brazil and we decided not to inject capital into the Brazilian sector until such changes are made, even if that means risking our current investment in some of our businesses there. Our commitment to AES lenders and shareholders requires we take this position. All of the debt associated with Eletropaulo, both at the operating company and the holding company levels, is non-recourse to AES and AES has no obligation to make any further investments into Brazil."

Second Quarter GAAP Results

        Second quarter 2002 earnings of $.26 per share from recurring operations excludes several non-cash charges aggregating ($.44) per share related to (i) a loss arising from the impact of the unfavorable regulatory action in Brazil related to AES Sul ($.18) per share, (ii) the write-down of impaired telecom investments in Latin America ($.10) per share, (iii) net foreign currency transaction losses associated with businesses in Latin America ($.21) per share and (iv) a gain under FAS 133 of $.05 per share. Including those items, the per share loss from continuing operations according to generally accepted accounting principles is ($.18) for the second quarter of 2002 as compared to income of $.27 for the second quarter of 2001.

        The Company also recorded a loss of ($.27) per share from the results of discontinued operations during the quarter primarily related to telecom investments in Brazil and a gain of $.23 per share from the cumulative effect of the change in accounting principle related to a new FAS 133 interpretation relating to long-term power sales contracts that was effective on April 1, 2002.

        As a result, the net loss per share after discontinued operations and the cumulative effect of the accounting change for second quarter 2002 was ($.22) per share. Revenues for the second quarter were $2.1 billion, up 14% percent from a year earlier.

Executive Office Reorganization

        AES also announced a reorganization of its Executive Office, which will consist of Paul Hanrahan, who was elected President and Chief Executive Officer on June 18, Chairman of the Board Roger Sant, General Counsel Bill Luraschi, Chief Financial Officer Barry Sharp and the three Chief Operating Officers—Stu Ryan, John Ruggirello and Mark Fitzpatrick.

        The structure of the organization assigns geographic responsibilities among the three Chief Operating Officers. Mark Fitzpatrick has responsibility for Latin America. Stu Ryan is responsible for North America, now defined to include Puerto Rico and Mexico. John Ruggirello has responsibilities for Europe, Africa, the Middle East, the Commonwealth of Independent States (CIS) and Asia. He will also have responsibility for company-wide assignments including, currently, cost cutting and benchmarking efforts.

        "Given the nature of our business, geographic areas of responsibility make the most sense for our Chief Operating Officers," said Mr. Hanrahan. "Each of our COO's has the broad experience necessary to deal with the mix of operational, regulatory, and political issues that present themselves in our global business.

2002 Guidance

        The economic and political environments in Latin America—and the impact on currency exchange rates, electricity prices and demand—as well as the current turbulence in the US energy and capital markets underscore the uncertainty and risk inherent in forward looking statements about earnings. Because of this uncertainty, AES must make certain assumptions to provide earnings guidance for the second-half of 2002. These assumptions include second-half average and year-end exchange rates of the Brazilian Real to the U.S. Dollar of 2.92 and 3.00, respectively; and second-half average and year-end exchange rates for the Venezuelan Bolivar to the U.S. Dollar of 1,650 and 1,950, respectively.

        Based upon these and other assumptions, AES currently expects that earnings from recurring operations for 2002, derived from our existing portfolio of businesses, will be between $1.00 and $1.10 per share.

        The reduction in this estimate from previous guidance primarily reflects our estimates of continued and sustained weakening of the Brazilian Real and Venezuelan Bolivar relative to the U.S. Dollar, reduced economic activity in Brazil and Venezuela, as well as slower than anticipated recovery of electricity demand to pre-rationing levels in Brazil. AES also anticipates that a further 10% change in the average exchange rates for the rest of 2002 will result in a change in anticipated earnings for 2002 of approximately $.02 per share for every such change in the Real and $.01 per share for every such change in the Bolivar. AES is also pursuing potential asset sale transactions, and the potential impacts of these, if any, are not included in these forward-looking statements.

        The revised expectations exclude foreign currency transaction gains and losses at our businesses in South America, gains and losses arising from the application of Financial Accounting Standards Board Statement No. 133, gains and losses from the sale or write-down of investments, the unfavorable regulatory action in Brazil mentioned above, the results of our discontinued operations, and gains and losses arising from the adoption of new accounting pronouncements in 2002.

Other Information

        This information will be discussed on a conference call to be held today, Thursday July 25, 2002, at 9:00 am (Eastern Daylight Time). You may access the call via a live webcast which will be available online at http://www.aes.com under the Investor Relations section. This webcast will be available online until Friday, August 2, 2002. Also, a telephonic replay of the call will be available from approx. 11:30 am on Thursday, July 25, until 6:00 pm on Friday, August 2 (Eastern Time). Please dial (800) 633 8284. The system will ask for a reservation number, please enter 20737707 followed by the pound key #. International callers should dial (858) 812 6440.

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain "forward-looking statements" regarding The AES Corporation's business. These statements are not historical facts, but statements that involve risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

        AES is a leading global power company comprised of contract generation, competitive supply, large utilities and growth distribution businesses.

        The company's generating assets include interests in 177 facilities totaling over 59 gigawatts of capacity, in 33 countries. AES's electricity distribution network sells over 108,000 gigawatt hours per year to over 16 million end-use customers.

* * * * *

        For more general information visit our web site at www.aes.com or contact investor relations at investing@aes.com.

        Investor Relations Contact Person: Kenneth R. Woodcock—(703) 522 1315

THE AES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERS ENDED JUNE 30, 2002 AND 2001

($ in millions, except per share amounts)	Quarter Ended 6/30/2002	Quarter Ended 6/30/2001
REVENUES:
Sales and services	$2,131	$1,877
OPERATING COSTS AND EXPENSES:
Cost of sales and services	1,691	1,417
Selling, general and administrative expenses	28	41

Total operating costs and expenses	1,719	1,458

OPERATING INCOME	412	419
OTHER INCOME AND (EXPENSE):
Interest expense, net	(418)	(307)
Other income (expense), net	(89)	42
Equity in earnings of affiliates (before income tax)	26	99
Loss on sale or write-down of investments	(59)	—

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	(128)	253
Income tax (benefit) provision	(9)	81
Minority interest (income) expense	(21)	26

INCOME (LOSS) FROM CONTINUING OPERATIONS	(98)	146
Loss from operations of discontinued components (net of income taxes of $9 and $19, respectively)	(144)	(31)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(242)	115
Cumulative effect of accounting change (net of income taxes of $83)	127	—

NET INCOME (LOSS)	$(115)	$115

DILUTED EARNINGS PER SHARE:
Income (loss) from continuing operations	$(0.18)	$0.27
Discontinued operations	(0.27)	(0.06)
Cumulative effect of accounting change	0.23	—

Total	$(0.22)	$0.21

Diluted weighted average shares outstanding (in millions)	535	543

THE AES CORPORATION — Supplemental Schedule

        Reconciliation of GAAP Net income (loss) before discontinued operations and accounting change to Net income excluding Brazil, Argentina and Venezuela foreign currency effects, effects of FAS No. 133 and nonrecurring items.

FOR THE QUARTERS ENDED JUNE 30, 2002 AND 2001

	Quarter ended 6/30/2002		Quarter ended 6/30/2001
	Amount	Amount per share	Amount	Amount per share
	($ in millions, except per share amounts)
Net income (loss) before discontinued operations and accounting change	$(98)	$(0.18)	$146	$0.27
South America foreign currency transaction losses, net(1)	112	0.21	42	0.07
Mark to market gains from FAS No. 133(2)	(25)	(0.05)	(7)	(0.01)
Loss on sale or write-down of investments(3)	54	0.10	—	—
Provision for regulatory decision in Brazil(4)	99	0.18	—	—

Net income from recurring operations	$142	$0.26	$181	$0.33

Diluted weighted average shares outstanding (in millions)		541		543

(1)
South America foreign currency transaction losses, net, consist of the following in 2002: a loss of approximately $85 million after income tax, or $0.16 per share, from Brazil; a loss of approximately $52 million after income tax, or $0.10 per share, from Argentina; and a gain of approximately $25 million after income tax, or $0.05 per share, from Venezuela. For 2001, South America foreign currency transaction losses, net, consist of the following: a loss of approximately $47 million after income tax, or $0.08 per share, from Brazil, and a gain of approximately $5 million after income tax, or $0.01 per share, from Venezuela.

(2)
Mark to market gains from FAS No. 133 consist of the following in 2002: a loss of approximately $16 million after income tax, or $0.03 per share, from interest rate instruments, a gain of approximately $26 million after income tax, or $0.05 per share, from foreign exchange rate instruments, and a gain of $15 million after income tax, or $0.03 per share, from commodity contracts. For 2001, mark to market gains from FAS No. 133 consist of the following: a loss of approximately $19 million after income tax, or $0.03 per share, from interest rate instruments, a gain of approximately $13 million after income tax, or $0.02 per share, from foreign exchange rate instruments, and a gain of approximately $13 million after income tax, or $0.02 per share, from commodity contracts.

(3)
Amount consists of a loss of $40 million after income tax, or $0.07 per share, resulting from an impairment charge related to an equity method investment in a Latin American telecommunications company, and a loss of $14 million after income tax, or $0.03 per share, related to the loss on sale of an equity method investment in a Latin American telecommunications company.

(4)
The Company has recorded the retroactive regulatory decision by the Brazilian regulator depriving AES Sul of amounts the Company believes it was entitled to receive as a reduction in revenue. Pro forma revenues for the quarter ended June 30, 2002, approximate $2.3 billion.

THE AES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001

($ in millions, except per share amounts)	Six Months Ended 6/30/2002	Six Months Ended 6/30/2001
REVENUES:
Sales and services	$4,391	$3,961
OPERATING COSTS AND EXPENSES:
Cost of sales and services	3,266	2,890
Selling, general and administrative expenses	56	56

Total operating costs and expenses	3,322	2,946

OPERATING INCOME	1,069	1,015
OTHER INCOME AND (EXPENSE):
Interest expense, net	(812)	(643)
Other income (expense), net	(66)	31
Equity in earnings of affiliates (before income tax)	55	149
Loss on sale or write-down of investments	(116)	—
Nonrecurring severance and transaction costs	—	(94)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	130	458
Income tax provision	87	142
Minority interest (income) expense	(31)	56

INCOME FROM CONTINUING OPERATIONS	74	260
Loss from operations of discontinued components (net of income taxes of $12 and $20, respectively)	(156)	(34)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(82)	226
Cumulative effect of accounting change (net of income taxes of $72)	(346)	—

NET INCOME (LOSS)	$(428)	$226

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.14	$0.48
Discontinued operations	(0.29)	(0.06)
Cumulative effect of accounting change	(0.65)	—

Total	$(0.80)	$0.42

Diluted weighted average shares outstanding (in millions)	536	544

THE AES CORPORATION — Supplemental Schedule

        Reconciliation of GAAP Net income before discontinued operations and accounting change to Net income excluding Brazil, Argentina and Venezuela foreign currency effects, effects of FAS No. 133 and nonrecurring items.

FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001

	Six Months ended 6/30/2002		Six Months ended 6/30/2001
	Amount	Amount per share	Amount	Amount per share
	($ in millions, except per share amounts)
Net income before discontinued operations and accounting change	$74	$0.14	$260	$0.48
South America foreign currency transaction losses, net(1)	139	0.26	94	0.18
Mark to market gains from FAS No. 133(2)	(99)	(0.18)	(10)	(0.02)
Loss on sale or write-down of investments(3)	104	0.19	—	—
Provision for regulatory decision in Brazil(4)	99	0.18	—	—
Transaction and severance costs related to IPALCO transaction	—	—	61	0.11

Net income from recurring operations	$317	$0.59	$405	$0.75

Diluted weighted average shares outstanding (in millions)		541		544

(1)
South America foreign currency transaction losses, net, consist of the following in 2002: a loss of approximately $95 million after income tax, or $0.18 per share, from Brazil; a loss of approximately $134 million after income tax, or $0.25 per share, from Argentina; and a gain of approximately $90 million after income tax, or $0.17 per share, from Venezuela. For 2001, South America foreign currency transaction losses, net, consist of the following: a loss of approximately $106 million after income tax, or $0.20 per share, from Brazil, and a gain of approximately $12 million after income tax, or $0.02 per share, from Venezuela.

(2)
Mark to market gains from FAS No. 133 consist of the following in 2002: a loss of approximately $8 million after income tax, or $0.01 per share, from interest rate instruments, a gain of approximately $30 million after income tax, or $0.05 per share, from foreign exchange rate instruments, and a gain of $77 million after income tax, or $0.14 per share, from commodity contracts. For 2001, mark to market gains from FAS No. 133 consist of the following: a loss of approximately $35 million after income tax, or $0.06 per share, from interest rate instruments, a gain of approximately $27 million after income tax, or $0.05 per share, from foreign exchange rate instruments, and a gain of approximately $18 million after income tax, or $0.03 per share, from commodity contracts.

(3)
Amount consists of a loss of $40 million after income tax, or $0.07 per share, resulting from an impairment charge related to an equity method investment in a Latin American telecommunications company, and a loss of $14 million after income tax, or $0.03 per share, related to the loss on sale of an equity method investment in a Latin American telecommunications company. Additionally, amount includes a loss of $50 million after income tax, or $0.09 per share, related to the loss recognized on the sale of CANTV shares.

(4)
The Company has recorded the retroactive regulatory decision by the Brazilian regulator depriving AES Sul of amounts the Company believes it was entitled to receive as a reduction in revenue. Pro forma revenues for the six months ended June 30, 2002, approximate $4.6 billion.

Business Segment Results

        AES's business segments, which include Contract Generation, Large Utilities, Competitive Supply and Growth Distribution generated combined income before income taxes (EBT) of $345 million for the second quarter of 2002 as compared to $420 million during the same period last year. On a geographic basis, EBT for the second quarter of 2002 was generated 37% from North America, 26% from South America, 9% from the Caribbean, 14% from Asia and 14% from Europe and Africa.

Contract Generation

        Contract Generation consists of our power plants located around the world that have contractually limited their exposure to commodity price risks (primarily electricity prices) for a period of at least five years and for 75% or more of their expected output capacity.

        For the second quarter of 2002, Contract Generation revenues were $646 million, a slight increase over 2001, and represented 28% of total revenues for the quarter. The most significant contributions continued to be from North and South America, which in aggregate comprised 62% of Contract Generation revenue for the quarter as compared to 65% for the second quarter of 2001. Revenues were enhanced with the addition of a global mix of new businesses totaling 1,684 mw (added subsequent to the second quarter of 2001), including Ironwood in Pennsylvania (705 mw natural gas), Mendota in California and Hemphill in New Hampshire (39 mw biomass), Ebute in Nigeria (290 mw gas), Bohemia in the Czech Republic (50 mw coal) and Kelvin in South Africa (600 mw coal). Revenues also improved at Tisza in Hungary, Tiete in Brazil, Haripur in Bangladesh, Jiaozuo in China and Ecogen in Australia, offset by declines at the Gener plants in Chile, Southland in California, Kilroot in Northern Ireland and Merida in Mexico.

        The operating margin (as a percentage of sales) for our Contract Generation segment showed continued and growing strength at 40% for the second quarter of 2002, which represents an improvement from 28% during the second quarter of 2001. Stronger margins and margin percentages arose during the quarter at Uruguaiana and Tiete in Brazil (due to the discontinuance of electricity rationing in 2002), Southland in California, Beaver Valley in Pennsylvania and Warrior Run in Maryland, Merida in Mexico, Lal Pir and Pak Gen in Pakistan and Jiaozuo and Hefei in China. Also, better than segment average margin percentages resulted from several new businesses, including Ironwood and Ebute.

        As a result, Contract Generation delivered $154 million of EBT (or 45% of the total) for the second quarter of 2002, an increase of 69% over the second quarter of 2001 EBT of $91 million (22% of the total). All geographic regions showed increases in EBT within the contract generation segment except for a slight decrease in the Caribbean region due to EBT declines from the contract generation plants in the Dominican Republic.

Competitive Supply

        Competitive Supply consists primarily of our power plants selling electricity directly to wholesale customers in competitive markets and as a result are generally more sensitive to fluctuations in the market price of electricity, natural gas and coal, in particular. During the second quarter, AES announced the sale of NewEnergy, a competitive retail supply business for approximately $240 million. As a result of the pending sale, NewEnergy's results are included in the income statement for both 2001 and 2002 periods as a discontinued operation and are therefore excluded from the discussion below.

        For the second quarter of 2002, revenues for this segment were $421 million and represented 18% of total revenues for the quarter. The most significant contributions continued to be from the competitive markets of the UK and the U.S. that in aggregate comprised 72% of Competitive Supply revenue for the quarter. Competitive market prices declined in Argentina due to the devaluation of the

Peso in January 2002 and prices were also lower in New York, California and the UK compared to 2001 and as a result total revenue decreased 5% from the second quarter of 2001. Certain plants showed offsetting revenue improvements including Tiszapalkonya in Hungary, Indian Queens in the UK, Chivor in Colombia and Altai in Kazakhstan. Year on year increases associated with new businesses in 2002 included Parana in Argentina (845 mw gas), Delano in California (50 mw gas) and Ottana in Italy (140 mw oil).

        The operating margin (as a percentage of sales) for our Competitive Supply segment was 22% in the second quarter of 2002, an increase from 19% in the second quarter of 2001. Improvements in margins and margin percentages were most significant at Drax in the UK where the margin percentage increased by 7% year over year as well as increases in both factors at Chivor in Colombia, Panama and Altai in Kazakhstan. These improvements were partially offset by lower margins at all plants in Argentina, except for the coal fired plant at San Nicholas, and lower margins at the New York plants arising from lower market prices in that region. Overall, operating margin for competitive supply improved 8% to $92 million for the second quarter of 2002.

        As a result of these improved margins, and notwithstanding lower wholesale prices in several regions during the second quarter of 2002, Competitive Supply generated $45 million of EBT (or 13% of the total) for the second quarter of 2002, a significant increase from the 2001 second quarter EBT of $17 million (or 4%).

Large Utilities

        The Large Utilities segment is comprised of our four large integrated utilities that serve nearly 11 million customers in North America, the Caribbean and South America. Businesses include IPALCO in Indiana, EDC in Venezuela along with CEMIG (an equity affiliate) and Eletropaulo in Brazil. During the second quarter, AES announced the sale of CILCORP, a large utility business serving Central Illinois for an enterprise value of approximately $1.4 billion. As a result of the pending sale, CILCORP's results are included in the income statement for both 2001 and 2002 periods as a discontinued operation and are therefore excluded from the discussion below.

        For the second quarter of 2002, revenues for this segment were $892 million and represented 39% of total revenues for the quarter. The significant increase in revenues of 109% resulted from consolidating the results of Eletropaulo (serving Sao Paulo, Brazil) beginning in February 2002 when AES acquired control of that business with a 68% voting interest (increased from 49% prior to that date when Eletropaulo was treated as an equity affiliate). Additional revenues from Eletropaulo of $529 million were offset by a 5% decrease in revenues at IPALCO to $197 million due primarily to milder weather in 2002 and a 24% decrease in revenues at EDC to $165 million primarily due to the devaluation of the Bolivar during 2002.

        The operating margin was $199 million for the quarter, an increase of 23% over 2001 due to the consolidation of Eletropaulo and an improvement in the margin at IPALCO. These increases were offset by a decline in the operating margin at EDC. As a percentage of sales the operating margin for large utilities was 22%, down from 38% for the second quarter of 2001 because of the reductions in margin at EDC resulting in part from the devaluation of the Bolivar as well as lower than average segment margins at Eletropaulo during the second quarter of 2002 because of slower than anticipated recovery of electricity demand from the effects of rationing in Brazil in that ended in March 2002.

        Large Utilities generated $128 million of EBT (or 37% of the total) for the second quarter of 2002, down from the second quarter EBT for 2001 of $300 million (or 71%). The reduction in second quarter 2002 was caused by reduced contributions (after associated interest costs) from Eletropaulo and EDC because of the factors discussed above.

Growth Distribution

        Our Growth Distribution businesses continued to show strengthened profitability during the second quarter of 2002. This segment, serving over 5 million customers, consists of electricity distribution companies that are generally located in developing countries or regions where the demand for electricity is expected to grow at a rate higher than in more developed regions.

        For the second quarter of 2002, revenues were $332 million and represented 15% of total revenues for the quarter. The Caribbean represents the most significant contributor representing 42% of growth distribution revenues, while South America represents and 33% and Europe and Africa contributing the remaining 25% for the quarter.

        Growth Distribution revenues increased at EDE Este in the Dominican Republic, Telasi in Georgia, Kievoblenergo and Rivnooblenergo in the Ukraine as well as from Sonel in Cameroon, which was acquired during the third quarter of 2001. These increases were offset by reductions in Argentina because of the devaluation of the Argentine peso, reductions at Sul because of the devaluation during the quarter of the Brazilian real, reductions in revenues at our El Salvador distribution businesses and the change to reflect CESCO in India as an equity affiliate in the second quarter of 2001.

        The operating margin (as a percentage of sales) was 15% and showed growing strength and improvement across most of the segment, especially at Telasi and EDE Este. Despite the reductions in revenue and operating margin arising from the devaluation of the Argentine peso during 2002, the margin percentages in the Argentine distribution businesses remained stable as compared to the second quarter of 2001.

        As a result, Growth Distribution generated $18 million of EBT (or 5% of the total) for the second quarter of 2002, a significant increase from $12 million in the second quarter of 2001.

THE AES CORPORATION — Supplemental Data

	2001					2002
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr
GEOGRAPHIC – % of Total
North America
Revenues(5)	26%	26%	32%	24%	27%	22%	21%
Income before Taxes(1)	40%	31%	56%	34%	40%	34%	37%
Caribbean(2)
Revenues(5)	26%	25%	24%	20%	24%	18%	17%
Income before Taxes(1)	17%	29%	14%	30%	22%	13%	9%
South America
Revenues(5)	20%	24%	21%	25%	22%	34%	38%
Income before Taxes(1)	34%	36%	22%	24%	29%	26%	26%
Europe/Africa
Revenues(5)	19%	17%	20%	24%	20%	21%	18%
Income before Taxes(1)	5%	(2)%	1%	6%	3%	16%	14%
Asia
Revenues(5)	9%	8%	3%	7%	7%	5%	6%
Income before Taxes(1)	4%	6%	7%	6%	6%	11%	14%
SEGMENTS – % of Total
Contract Generation
Revenues(5)	33%	33%	32%	32%	32%	28%	28%
Operating Margin(3)	39%	37%	32%	48%	40%	39%	43%
Income before Taxes(1)	35%	22%	21%	64%	34%	45%	45%
Competitive Supply
Revenues(5)	27%	23%	28%	24%	26%	21%	18%
Operating Margin(3)	28%	19%	26%	16%	22%	15%	16%
Income before Taxes(1)	17%	4%	23%	1%	12%	9%	13%
Large Utilities
Revenues(5)	20%	23%	23%	19%	21%	35%	39%
Operating Margin(3)	28%	35%	32%	21%	28%	34%	33%
Income before Taxes(1)	48%	71%	56%	12%	49%	35%	37%
Growth Distribution Businesses
Revenues(5)	20%	21%	17%	25%	21%	16%	15%
Operating Margin(3)	5%	9%	10%	15%	10%	12%	8%
Income before Taxes(1)	—	3%	—	23%	5%	11%	5%
FINANCIAL HIGHLIGHTS – $ in millions, except Total Assets in billions
Revenues(5)	$2,084	$1,877	$1,846	$1,954	$7,761	$2,260	$2,291
Gross Margin Percentage	29%	25%	26%	33%	28%	30%	26%
Income before Taxes(1)	$478	$420	$358	$325	$1,581	$390	$345
Net Income Excluding Extraordinary and Other Items(4)	$224	$181	$149	$128	$682	$175	$142
Total Assets (billions)	$36	$36	$36	$37	$37	$40	$39
Deprec./Amort.	$181	$186	$198	$196	$761	$200	$202

(1)
Income before taxes excludes the Corporate and Business Development segment. The following items are included in the Corporate and Business Development segment: corporate interest, other corporate costs, business development expenses, Brazilian affiliates foreign currency effects, Argentine affiliates foreign currency effects, Venezuelan affiliates foreign currency effects, effects of FAS No. 133, nonrecurring items, discontinued operations and cumulative effect of accounting change.
(2)
Includes Venezuela and Colombia.
(3)
Operating Margin is revenues reduced by cost of sales, depreciation and amortization and other operating expenses.
(4)
Net income excludes Brazilian affiliates foreign currency effects, Argentine affiliates foreign currency effects, Venezuelan affiliates foreign currency effects, effects of FAS No. 133, nonrecurring items, discontinued operations and cumulative effect of accounting change.
(5)
Revenues and amounts calculated using revenues for the second quarter of 2002 exclude the effect of the provision related to the Brazilian regulatory decision recorded by AES Sul.

THE AES CORPORATION
CONSOLIDATED BALANCE SHEET
JUNE 30, 2002 AND DECEMBER 31, 2001

($ in millions)	June 30, 2002	December 31, 2001
Assets:
Current assets:
Cash and cash equivalents, including restricted cash of $260 and $264, respectively	$1,288	$1,186
Short term investments	328	308
Accounts receivable, net of reserves of $377 and $240, respectively	1,485	1,322
Inventory	510	562
Receivable from affiliates	10	10
Deferred income taxes	294	244
Prepaid expenses and other assets	909	602
Current assets of discontinued operations	581	458

Total current assets	5,405	4,692
Property, Plant and Equipment:
Land	834	567
Electric generation and distribution assets	21,989	20,175
Accumulated depreciation	(4,180)	(3,177)
Construction in progress	4,984	4,550

Property, plant and equipment, net	23,627	22,115
Other assets:
Deferred financing costs, net	423	438
Project development costs	52	68
Investment in and advances to affiliates	1,298	3,100
Debt service reserves and other deposits	390	472
Goodwill, net	2,262	2,415
Long-term assets of discontinued operations	2,244	2,600
Other assets	2,974	912

Total other assets	9,643	10,005

Total Assets	$38,675	$36,812

Liabilities & Stockholders' Equity
Current liabilities:
Accounts payable	$1,258	$736
Accrued interest	398	281
Accrued and other liabilities	1,270	799
Current liabilities of discontinued operations	697	573
Recourse debt-current portion	1,134	488
Non-recourse debt-current portion	3,201	2,051

Total current liabilities	7,958	4,928
Long-term liabilities
Recourse debt	4,627	4,913
Non-recourse debt	14,579	13,789
Deferred income taxes	1,649	1,695
Long-term liabilities of discontinued operations	1,282	1,413
Other long-term liabilities	3,139	2,027

Total long-term liabilities	25,276	23,837
Minority interest, including discontinued operations of $51 and $124, respectively	952	1,530
Company obligated convertible mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures of AES	978	978
Stockholders' equity:
Common stock	5	5
Additional paid-in capital	5,250	5,225
Retained earnings	2,381	2,809
Accumulated other comprehensive loss	(4,125)	(2,500)

Total stockholders' equity	3,511	5,539

Total Liabilities and Stockholders' Equity	$38,675	$36,812

THE AES CORPORATION
CAPITAL RESOURCES AND OTHER BALANCE SHEET DATA
($ in billions)

	June 30, 2002	December 31, 2001
Capitalization:
Recourse debt	$5.76	$5.40
Non-recourse debt	17.78	15.84

Total debt	23.54	21.24
Preferred Securities	0.98	0.98
Minority Interest	0.95	1.53
Stockholders' equity	3.51	5.54

Total capitalization	$28.98	$29.29

Selected Balance Sheet Data by Geographic Region:

	Property, Plant & Equipment	Total Assets	Non-recourse Debt
June 30, 2002
North America	29%	21%	25%
Caribbean	21%	18%	19%
South America	21%	29%	33%
Europe/Africa	22%	18%	17%
Asia	7%	7%	6%
Discontinued operations	—	6%	—
Corporate	—	1%	—
December 31, 2001
North America	30%	21%	28%
Caribbean	21%	19%	20%
South America	20%	27%	28%
Europe/Africa	23%	18%	19%
Asia	6%	6%	5%
Discontinued operations	—	8%	—
Corporate	—	1%	—

Selected Balance Sheet Data by Line of Business:

	Property, Plant & Equipment	Total Assets	Non-recourse Debt
June 30, 2002
Contract Generation	36%	33%	38%
Competitive Supply	32%	24%	22%
Large Utilities	25%	28%	33%
Growth Distribution Businesses	7%	8%	7%
Discontinued operations	—	6%	—
Corporate	—	1%	—
December 31, 2001
Contract Generation	36%	33%	40%
Competitive Supply	35%	26%	25%
Large Utilities	19%	20%	26%
Growth Distribution Businesses	10%	12%	9%
Discontinued operations	—	8%	—
Corporate	—	1%	—

The AES Corporation
Historical Parent Operating Cash Flow and Interest Coverage Information

        Parent Operating Cash Flow reflects cash payments to the holding company (the "Parent Company") from its subsidiary operating businesses (consisting of dividends, consulting and management fees, tax sharing payments and interest income), less Parent operating expenses. Parent Operating Cash Flow is measured after payment of principal and interest on non-recourse debt as well as maintenance capital expenditures at those businesses. As a result, it represents the cash flow that is available to service the Parent Company's liquidity needs, including debt service.

        In the forecast tables below, historical (actual) information is denoted with an "A" next to the year and forecasted information is denoted with an "F" next to the year. For more detailed information regarding Parent Operating Cash Flow, see the notes below.

	12 Months Ended
Parent Only Data (Last Four Quarters): (actual $ in millions)
	1998	1999	2000	2001	June 30, 2002	June 30, 2001
Parent Operating Cash Flow(1)	$360	$403	$871	$1,163	$1,319	$1,004
Parent Interest Charges(2)	$118	$164	$216	$391	$453	$267
Interest Coverage Ratio(3)	3.05x	2.46x	4.03x	2.97x	2.91x	3.76x
Parent Operating Cash Flow(1)	360	403	871	1,163	1,319	1,004
less: Development Costs and Corporate Taxes	(74)	(48)	(103)	(112)	(74)	(117)
less: Total Interest Costs (including SELLs & Trust Preferred)	(150)	(198)	(305)	(391)	(503)	(318)

Parent Free Cash Flow(4)	$136	$157	$463	$660	$742	$569
Parent Operating Cash Flow by Region:
North America	48%	60%	39%	54%	53%	43%
Caribbean	6%	7%	29%	17%	15%	27%
Asia	1%	6%	4%	8%	12%	3%
South America	25%	8%	17%	12%	11%	16%
Europe	20%	19%	11%	9%	9%	11%
Parent Operating Cash Flow by Line of Business
Contract Generation	67%	67%	44%	39%	52%	33%
Large Utilities	14%	3%	39%	31%	30%	44%
Competitive Supply	13%	24%	12%	28%	16%	21%
Growth Distribution Businesses	6%	6%	5%	2%	2%	2%

	3 Months Ended
(Quarterly): (actual $ in millions)	Q3 2001	Q4 2001	Q1 2002	Q2 2002	Q2 2001
Parent Operating Cash Flow(1)	$335	$390	$331	$263	$258
Parent Interest Charges(2)	$112	$120	$116	$105	$80
Interest Coverage Ratio(3)	2.99x	3.25x	2.85x	2.50x	3.23x
Parent Operating Cash Flow(1)	335	390	331	263	258
less: Development Costs and Corporate Taxes	(25)	(24)	(14)	(11)	(26)
less: Total Interest Costs (including SELLs & Trust Preferred)	(112)	(115)	(136)	(140)	(80)

Parent Free Cash Flow(4)	$198	$251	$181	$112	$152
	12 Months Ended
(Last Four Quarters): (actual $ in millions)	September 30, 2001	December 31, 2001	March 31, 2002	June 30, 2002	June 30, 2001
Parent Operating Cash Flow(1)	$1,160	$1,163	$1,314	$1,319	$1,004
Parent Interest Charges(2)	$338	$391	$428	$453	$267
Interest Coverage Ratio(3)	3.43x	2.97x	3.07x	2.91x	3.76x

The AES Corporation
Forecasted Parent Operating Cash Flow and Liquidity 2002-2003

Parent Only Data ($ in millions)	Q1 2002 A	Q2 2002 A	Q3 2002 F	Q4 2002 F	YE 2002 F	YE 2003 F
Parent Operating Cash Flow(1)	$331	$263	$259	$322	$1,175	$1,200
Parent Interest Charges(2)	$116	$105	$126	$126	$473	$439
Interest Coverage Ratio(3)	2.85x	2.50x	2.06x	2.56x	2.48x	2.73x
Parent Operating Cash Flow by Region:
North America	58%	46%	63%	50%	54%	46%
Caribbean	4%	20%	8%	24%	13%	18%
Asia	13%	13%	24%	11%	15%	14%
Europe	10%	15%	5%	9%	10%	14%
South America	15%	6%	0%	6%	8%	8%
Parent Operating Cash Flow by Line of Business
Contract Generation	54%	61%	47%	50%	53%	44%
Large Utilities	31%	34%	30%	38%	34%	29%
Competitive Supply	14%	4%	16%	8%	10%	21%
Growth Distribution	1%	1%	7%	4%	3%	6%
Parent Sources & Uses ($in millions)	Q1 2002 A	Q2 2002 A	Q3 2002 F	Q4 2002 F	YE 2002 F	YE 2003 F
Sources
Distributions from Subsidiaries	$340	$269	$271	$335	$1,215	$1,250
less: Corporate Overhead	(9)	(6)	(12)	(13)	(40)	(50)

Parent Operating Cash Flow(1)	331	263	259	322	1,175	1,200
less: Development Costs and Corporate Taxes	(14)	(11)	(10)	(7)	(42)	(40)
less: Total Interest Costs (including SELLs & Trust Preferred)	(136)	(140)	(149)	(125)	(550)	(525)

Parent Free Cash Flow(4)	181	112	100	190	583	635
Agreed Asset Sales	—	—	—	240	240	510
Additional Asset Sales	—	—	—	—	—	500
Project Financing Proceeds	—	239	—	66	305	—
Bank Loan Renewals	—	—	—	—	—	1,275
Beginning Liquidity	565	285	359	322	565	350

Total Sources	$746	$636	$459	$818	$1,693	$3,270

Uses
Bank Loan Maturities	$—	$—	$—	$—	$—	$850
Bond Maturities	—	—	—	300	300	200
Term Loan Maturities	63	63	63	—	189	425
Acquisition Loan Payments	—	—	—	163	163	263
Committed Investments	398	214	74	5	691	200
Ending Liquidity	285	359	322	350	350	1,332

Total Uses	$746	$636	$459	$818	$1,693	$3,270

Notes:

(1)
Our Parent Operating Cash Flow, formerly titled "Parent EBITDA", definition may differ from that, or similarly titled measures, used by other companies. Parent Operating Cash Flow is not a substitute for cash flows from operating activities as defined by generally accepted accounting principles, or as an indicator of operating performance or as a measure of liquidity. Parent Operating Cash Flow includes the following amounts (determined without duplication) received in cash by the Parent Company from operating subsidiaries and affiliates less Parent operating expenses:

(A)
Dividends.

(B)
Consulting and management fees.

(C)
Tax sharing payments.

(D)
Interest and other distributions paid during the period with respect to cash and other temporary cash investments.

  Parent Operating Cash Flow does not include the following cash payments made to the Parent Company by its subsidiaries and affiliates:

  (A)
  Returns of invested capital.

  (B)
  Repayments of debt principal.

  (C)
  Payments released from debt service reserve accounts upon the issuance of letters of credit for the benefit of subsidiaries or affiliates.

(2)
Parent Interest Charges include interest payments both expensed and capitalized. It excludes distributions paid for trust preferred securities. This definition may differ from that, or similarly titled measures, used by other companies.

(3)
Parent Interest Coverage Ratio is defined as the ratio of Parent Operating Cash Flow for such period to Parent Interest Charges for such period.

(4)
Parent Free Cash Flow is defined as Parent Operating Cash Flow less development costs, taxes, and Total Interest costs (including interest on SELLs and trust preferred securities dividends).

Certain statements regarding AES's ("the Company's") business operations may constitute "forward looking statements" as defined by the Securities and Exchange Commission.

Such statements are not historical facts, but are predictions about the future which inherently involve risks and uncertainties, which could cause our actual results to differ from those contained in the forward looking statement. We urge investors to read our descriptions and discussions of these risks that are contained under the section "Risk Factors" in the Company's Annual Report/Form 10K for the year ended December 31, 2001.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION
DATE: July 26, 2002	by:	/s/ WILLIAM R. LURASCHI Vice President and Secretary

QuickLinks

  Item 9. Regulation FD Disclosure
THE AES CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE QUARTERS ENDED JUNE 30, 2002 AND 2001
THE AES CORPORATION — Supplemental Schedule
THE AES CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
THE AES CORPORATION — Supplemental Schedule
THE AES CORPORATION — Supplemental Data
THE AES CORPORATION CONSOLIDATED BALANCE SHEET JUNE 30, 2002 AND DECEMBER 31, 2001
THE AES CORPORATION CAPITAL RESOURCES AND OTHER BALANCE SHEET DATA ($ in billions)
The AES Corporation Historical Parent Operating Cash Flow and Interest Coverage Information
The AES Corporation Forecasted Parent Operating Cash Flow and Liquidity 2002-2003
SIGNATURES